Exhibit 99.22

FOR RELEASE: 5/12/08
MEDIA CONTACT: Ben Kiser, 402.458.3024
INVESTOR CONTACT: Phil Morgan, 402.458.3038

NELNET, INC. SUPPLEMENTAL FINANCIAL INFORMATION FOR THE FIRST QUARTER 2008

The following supplemental information should be read in connection with the first quarter 2008 earnings press release of Nelnet, Inc. (the "Company"), dated May 12, 2008 and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the Securities Exchange Commission on May 12, 2008.

This earnings supplement contains forward-looking statements and information based on management's current expectations as of the date of this document. When used in this report, the words "anticipate," "believe," "estimate," "intend," and "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in "Risk Factors" and elsewhere in the Company's Quarterly Report on Form 10-Q and the Company's Annual Report on Form 10-K for the year ended December 31, 2007, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and costs of yields on student loans under the FFEL Program or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. In addition, a larger than expected increase in third party consolidations of the Company's FFELP loans could materially adversely affect the Company's results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations; and the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the Company's strategic restructuring initiatives. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this earnings supplement. Additionally, financial projections may not prove to be accurate and may vary materially. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this earnings supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Three months ended
                                                                 ------------------------------------------
                                                                  March 31,      December 31,    March 31,
                                                                    2008             2007          2007
                                                                 -------------  ------------- -------------
                                                                  unaudited)     (unaudited)     (unaudited)
                                                                  (dollars in thousands, except share data)
Interest income:
     Loan interest                                               $   336,572         437,128      418,113
     Variable-rate floor income                                       18,818           2,416           --
     Amortization of loan premiums and deferred
          origination costs                                          (25,404)        (23,878)     (21,059)
     Investment interest                                              11,680          18,988       21,425
                                                                 -------------  -------------- ------------
          Total interest income                                      341,666         434,654      418,479

Interest expense:
     Interest on bonds and notes payable                             325,141         390,399      350,495
                                                                 -------------  -------------- ------------

         Net interest income                                          16,525          44,255       67,984
Less provision for loan losses                                         5,000           4,550        2,753
                                                                 -------------  -------------- ------------
         Net interest income after provision
                for loan losses                                       11,525          39,705       65,231
                                                                 -------------  -------------- ------------
Other income:
     Loan and guaranty servicing income                               26,113          32,953       30,466
     Other fee-based income                                           45,913          44,572       40,029
     Software services income                                          6,752           5,647        5,748
     Other income                                                      1,429           1,873        6,879
     Loss on sale of loans and reduction in fair value
         related to loans held for sale                              (47,493)             --           --
     Derivative market value, foreign currency,
         and put option adjustments                                  (57,361)         14,940      (12,130)
     Derivative settlements, net                                      40,763          11,577        4,240
                                                                 -------------  -------------- ------------
         Total other income                                           16,116         111,562       75,232
                                                                 -------------  -------------- ------------
 Operating expenses:
     Salaries and benefits                                            53,843          54,621       61,704
     Other expenses                                                   49,600          59,256       52,887
     Amortization of intangible assets                                 6,560           6,412        6,638
     Impairment expense                                               18,834              --           --
                                                                 -------------  -------------- ------------
         Total operating expenses                                    128,837         120,289      121,229
                                                                 -------------  -------------- ------------

         Income (loss) before income taxes                          (101,196)         30,978       19,234

Income tax expense (benefit)                                         (31,371)         11,810        7,264
                                                                 -------------  -------------- ------------

         Income (loss) from continuing operations                    (69,825)         19,168       11,970

Income (loss) from discontinued operations, net of tax                    --            (159)       2,810
                                                                 -------------  -------------- ------------
         Net income (loss)                                       $   (69,825)         19,009       14,780
                                                                 =============  ============== ============
Earnings (loss) per share, basic and diluted:
         Income (loss) from continuing operations                $     (1.42)           0.39         0.23
         Income (loss) from discontinued operations, net of tax           --              --         0.06
                                                                 -------------  -------------- ------------
         Net income (loss)                                       $     (1.42)           0.39         0.29
                                                                 =============  ============== ============
Weighted average shares outstanding                               49,051,745      49,047,048   50,982,187

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                       As of          As of           As of
                                                     March 31,     December 31,     March 31,
                                                        2008           2007           2007
                                                   --------------  -------------  -------------
                                                    (unaudited)                    (unaudited)
                                                              (dollars in thousands)
Assets:
    Student loans receivable, net                  $  26,321,345     26,736,122     25,013,045
    Student loans receivable - held for sale             423,651             --             --
    Cash, cash equivalents, and investments            1,968,764      1,120,838      1,332,060
    Goodwill                                             175,178        164,695        191,214
    Intangible assets, net                                92,897        112,830        153,039
    Other assets                                       1,037,981      1,028,298        917,434
                                                   --------------  -------------  -------------
       Total assets                                $  30,019,816     29,162,783     27,606,792
                                                   ==============  =============  =============
Liabilities:
    Bonds and notes payable                        $  29,129,133     28,115,829     26,537,482
    Other liabilities                                    352,576        438,075        458,192
                                                   --------------  -------------  -------------
       Total liabilities                              29,481,709     28,553,904     26,995,674
                                                   --------------  -------------  -------------
Shareholders' equity                                     538,107        608,879        611,118
                                                   --------------  -------------  -------------
       Total liabilities and shareholders' equity  $  30,019,816     29,162,783     27,606,792
                                                   ==============  =============  =============


Shareholders' equity to total assets                        1.79%          2.09%          2.21%

RESTRUCTURING DUE TO CAPITAL MARKETS

The Company has significant financing needs that it meets through the capital markets, including the debt and secondary markets. Since August 2007, these markets have experienced unprecedented disruptions, which are having an adverse impact on the Company's earnings and financial condition. On January 23, 2008, the Company announced a plan to further reduce operating expenses related to its student loan origination and related businesses as a result of the ongoing disruption in the credit markets. Since the Company cannot determine nor control the length of time or extent to which the capital markets will remain disrupted, it reduced its direct and indirect costs related to its asset generation activities and is more selective in pursuing origination activity, in both the school and direct to consumer channels. Accordingly, the Company (i) has suspended Consolidation and private student loan originations; (ii) has exercised contractual rights to discontinue, suspend, or defer the acquisition of student loans in connection with substantially all of its branding and forward flow relationships; and (iii) will continue to review the viability of continuing to originate and acquire student loans through its various channels. As a result of these items, the Company has and will continue to experience a decrease in origination volume compared to historical periods.

Management developed a restructuring plan related to its asset generation and supporting businesses which reduced marketing, sales, service, and related support costs through a reduction in workforce of approximately 300 positions and realignment of certain operating facilities. Implementation of the plan began immediately and is expected to be completed during the second quarter of 2008.

The Company estimates that the charge to earnings associated with this restructuring plan will be fully recognized by June 30, 2008 and will total approximately $27.0 million, consisting of approximately $6.2 million in severance costs, approximately $2.0 million in contract terminations, and approximately $18.8 million in non-cash charges related to the impairment of certain assets.

The Company estimates these restructuring activities will result in expense savings of $15 million to $20 million (before tax) annually.

During the three month period ended March 31, 2008, the Company recorded charges of $26.5 million. Selected information relating to the restructuring charge follows:

                                               Employee
                                              termination      Lease        Write-down
                                               benefits     terminations    of assets       Total
                                              ------------  -------------  -------------  ----------
                                                              (dollars in thousands)
Restructuring costs recognized during the
three month period ended March 31, 2008       $   6,095 (a)     1,573 (b)      18,834 (c)    26,502

Write-down of assets to net realizable value         --            --         (18,834)      (18,834)

Cash payments                                    (4,952)           --              --        (4,952)
                                              ------------  -------------  -------------  ----------

Restructuring accrual as of March 31, 2008    $   1,143         1,573              --         2,716
                                              ============  =============  =============  ==========


(a) Employee termination benefits are included in "salaries and benefits" in the attached consolidated statements of operations.

(b) Lease termination costs are included in "other expenses" in the attached consolidated statements of operations.

(c) Costs related to the write-down of certain assets are included in "impairment expense" in the attached consolidated statements of operations.

Selected information relating to the restructuring charge by operating segment and Corporate Activity and Overhead follows:

                                      Restructuring costs
                                       recognized during
                                        the three month     Write-down of                   Restructuring
                                         period ended       assets to net        Cash       accrual as of
      Operating segment                 March 31, 2008     realizable value    payments     March 31, 2008
------------------------------------- ------------------- ----------------- -------------  --------------
                                                         (dollars in thousands)
Student Loan and Guaranty Servicing     $       6,010            (5,074)          (430)           506

Tuition Payment Processing and
  Campus Commerce                                  --                --             --             --

Enrollment Services and List
  Management                                      312                --           (291)            21

Software and Technical Services                   518                --           (472)            46

Asset Generation and Management                11,287            (9,351)        (1,806)           130

Corporate Activity and Overhead                 8,375            (4,409)        (1,953)         2,013
                                      -------------------  ----------------- -------------  --------------
                                        $      26,502           (18,834)        (4,952)         2,716
                                      ===================  ================= =============  ==============

                                                                                   Remaining
                                                                               restructuring costs
                                                                                 expected to be
                                                             Restructuring     recognized during
                                                           costs recognized     the three month
                                         Estimated         during the three      period ending
                                    total restructuring   month period ended     June 30, 2008
        Operating segment                  costs             March 31, 2008    (2nd quarter 2008)
----------------------------------- -------------------  --------------------  ------------------
                                                   (dollars in thousands)

Student Loan and Guaranty Servicing   $         6,083                6,010                 73

Tuition Payment Processing and
  Campus Commerce                                  --                   --                 --

Enrollment Services and List
  Management                                      312                  312                 --

Software and Technical Services                   525                  518                  7

Asset Generation and Management                11,287               11,287                 --

Corporate Activity and Overhead                 8,748                8,375                373
                                    -------------------  --------------------  ------------------
                                      $        26,955               26,502                453
                                    ===================  ====================  ==================

LOAN SALES

On March 31, 2008, the Company sold $857.8 million (par value) of federally insured student loans resulting in the recognition of a loss of $30.4 million. In addition, on April 8, 2008, the Company sold $428.6 million (par value) of federally insured student loans. The portfolio of student loans sold on April 8, 2008 is presented as "held for sale" on the March 31, 2008 consolidated balance sheet and is valued at the lower of cost or fair value. As of March 31, 2008, the fair value of this portfolio was $423.7 million. The Company recognized a loss of $17.1 million during the three month period ended March 31, 2008 as a result of marking these loans to fair value. Combined, the portfolios sold on March 31, 2008 and April 8, 2008 were sold for a purchase price of approximately 98% of the par value of such loans. As a result of the disruptions in the debt and secondary markets, the Company sold these loan portfolios in order to reduce the amount of student loans remaining under the Company's multi-year committed financing facility for FFELP loans which reduced the Company's exposure related to certain equity support provisions included in this facility.

LEGISLATIVE DEVELOPMENTS

On May 7, 2008, the President signed into law H.R. 5715, the Ensuring Continued Access to Student Loans Act of 2008 ("HR 5715"). This legislation contains provisions that expand the federal government's support of financing the cost of higher education. Among other things, HR 5715:

        o Increases statutory limits on annual and aggregate borrowing for FFELP loans;

        o       Enhances benefits for parents who borrow PLUS loans; and

        o Allows the Department to act as a secondary market and enter into forward purchasing agreements with lenders.

The Company is encouraged the federal government has put a temporary plan in place that has the potential to provide students and families with continued, uninterrupted access to federal loans they need to pay for college.

However, the Company believes, like all legislation, the details of implementation will determine if H.R. 5715 ultimately provides a solution for education-seeking families. Liquidity is needed in the student loan market in a manner that allows lenders, like the Company and its branding and forward flow partners, to continue to make loans during the unprecedented crisis in the capital markets.

While the Company believes there is reason to be optimistic, the Company cannot predict the impact to its operations until the details of the legislation are finalized. In an effort to ensure the legislation's objectives are realized, the Company is working with the Department and industry colleagues through the implementation process and the development of the new program.

NON-GAAP PERFORMANCE MEASURES

In accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"), the Company prepares financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company's GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.

Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company's board of directors utilizes base net income to set performance targets and evaluate management's performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company's results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company's performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company's operations.

The following table provides a reconciliation of GAAP net income (loss) to base net income (loss).

                                                                    Three months ended
                                                        -----------------------------------------------
                                                          March 31,       December 31,      March 31,
                                                             2008             2007            2007
                                                        -------------  ----------------  ------------
                                                          (Dollars in Thousands, Except Share Data)
GAAP net income (loss)                                   $  (69,825)          19,009        14,780
Base adjustments:
    Derivative market value, foreign currency,
      and put option adjustments                             57,827          (14,940)       12,130
    Amortization of intangible assets                         6,560            6,412         6,638
    Compensation related to business combinations             1,296              655           477
    Variable-rate floor income,
      net of settlements on derivatives                     (16,054)          (2,416)           --
                                                        -------------  ----------------  ------------
Total base adjustments before income taxes                   49,629          (10,289)       19,245
Net tax effect (a)                                          (15,385)           4,474        (6,531)
                                                        -------------  ----------------  ------------
Total base adjustments                                       34,244           (5,815)       12,714
                                                        -------------  ----------------  ------------
     Base net income (loss)                                 (35,581)          13,194        27,494
Discontinued operations, net of tax                              --              159        (2,810)
                                                        -------------  ----------------  ------------
     Base net income (loss), excluding discontinued
      operations                                         $  (35,581)          13,353        24,684
                                                        =============  ================  ============
EARNINGS (LOSS) PER SHARE, BASIC AND DILUTED:
    GAAP net income (loss)                               $    (1.42)            0.39          0.29
    Total base adjustments                                     0.69            (0.12)         0.25
                                                        -------------  ----------------  ------------
         Base net income (loss)                               (0.73)            0.27          0.54
Discontinued operations, net of tax                              --               --         (0.06)
                                                        -------------  ----------------  ------------
     Base net income (loss), excluding
      discontinued operations                            $    (0.73)            0.27          0.48
                                                        =============  ================  ============

        (a) Beginning in 2008, tax effect is computed using the Company's consolidated effective tax rate for each applicable period. In prior periods, tax effect was computed at 38%. The change in the value of the put options for prior periods was not tax effected as this is not deductible for income tax purposes.

LIMITATIONS OF BASE NET INCOME

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company's base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company's performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company's management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.

DIFFERENCES BETWEEN GAAP AND BASE NET INCOME

Management's financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company's results of operations. A more detailed discussion of the differences between GAAP and base net income follows.

DERIVATIVE MARKET VALUE, FOREIGN CURRENCY, AND PUT OPTION ADJUSTMENTS: "Base net income" excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company's risk management strategy in which the Company does not qualify for "hedge treatment" under GAAP. Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps. Management has structured all of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in "base net income" are the economic effects of the Company's derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in "Derivative settlements, net" on the attached consolidated statements of operations.

"Base net income" excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in "base net income" are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in "Derivative settlements, net" on the attached consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from "base net income" as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company's business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

"Base net income" also excludes the change in fair value of put options issued by the Company for certain business acquisitions. The put options are valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of these options is primarily affected by the strike price and term of the underlying option, the Company's current stock price, and the dividend yield and volatility of the Company's stock. The Company believes these point-in-time estimates of value that are subject to fluctuations make it difficult to evaluate the ongoing results of operations against the Company's business plans and affects the period-to-period comparability of the results of operations.

The gains and/or losses included in "Derivative market value, foreign currency, and put option adjustments" on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. "Base net income" excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

AMORTIZATION OF INTANGIBLE ASSETS: "Base net income" excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company's acquisitions, since the Company feels that such charges do not drive the Company's operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

COMPENSATION RELATED TO BUSINESS COMBINATIONS: The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers' continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. "Base net income" excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company's results of operations.

VARIABLE-RATE FLOOR INCOME, NET OF SETTLEMENTS ON DERIVATIVES: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable-rate floor income. The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its "base net income" since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company's control which can affect the period-to-period comparability of results of operations.

Variable-rate floor income is calculated by the Company on a statutory basis. As a result of the disruptions in the debt and secondary capital markets beginning in August 2007, the benefit of variable-rate floor income has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company's actual cost of funds.

DISCONTINUED OPERATIONS: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents "base net income" excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.

IMPACT OF RESTRUCTURING CHARGES AND LOAN SALES TO BASE NET INCOME

The following table summarizes the impact of the September 2007 and January 2008 restructuring charges, as well as the loss on the sale of loans and reduction in fair value related to loans held for sale, recognized by the Company to the Company's non-GAAP performance measure referred to as base net income (see "Non-GAAP Performance Measures.") Additional detail related to the January 2008 restructuring charge and the loss on the sale of loans and reduction in fair value related to loans held for sale can be found under "Restructuring Due to Capital Markets" and "Loan Sales," respectively, in this earnings supplement.

                                                                                 Three months ended
                                                                       ----------------------------------------
                                                                        March 31,   December 31,   March 31,
                                                                           2008        2007           2007
                                                                       ------------ ------------  -------------
                                                                      (Dollars in thousands, except share data)
Base net income (loss), excluding discontinued operations               $  (35,581)     13,353         24,684
Restructuring charges, net of tax                                           18,154       3,270             --

Loss on sale of loans and reduction in fair value of loans
      held for sale, net of tax                                             32,770          --             --
                                                                       ------------ ------------  -------------
Base  net income (loss), excluding discontinued operations,
      restructuring charges (net of tax), and loss on sale of loans
      and reduction in fair value of loans held for sale (net of tax)   $   15,343      16,623         24,684
                                                                       ============ ============  =============
EARNINGS (LOSS) PER SHARE, BASIC AND DILUTED:
Base net income (loss), excluding discontinued operations               $    (0.73)       0.27           0.48
Restructuring charges, net of tax                                             0.37        0.07             --
Loss on sale of loans and reduction in fair value of loans
      held for sale, net of tax                                               0.67          --             --
                                                                       ------------ ------------  -------------
Base  net income (loss), excluding discontinued operations,
      restructuring charges (net of tax), and loss on sale of loans
      and reduction in fair value of loans held for sale (net of tax)   $     0.31        0.34           0.48
                                                                       ============ ============  =============

OPERATING SEGMENTS

The Company has five operating segments as defined in Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131") as follows: Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, Enrollment Services and List Management, Software and Technical Services, and Asset Generation and Management. The Company's operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. The accounting policies of the Company's operating segments are the same as those described in the summary of significant accounting policies included in the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Intersegment revenues are charged by a segment to another segment that provides the product or service. Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

The management reporting process measures the performance of the Company's operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company's chief operating decision maker, evaluates the performance of the Company's operating segments based on their profitability. As discussed further, management measures the profitability of the Company's operating segments based on base net income. Accordingly, information regarding the Company's operating segments is provided based on base net income. The Company's base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

In May 2007, the Company sold EDULINX, a Canadian student loan service provider and subsidiary of the Company. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The operating results of EDULINX were included in the Student Loan and Guaranty Servicing operating segment. The Company presents base net income excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company. Therefore, the results of operations for the Student Loan and Guaranty Servicing segment exclude the operating results of EDULINX for all periods presented.

FEE-BASED OPERATING SEGMENTS

Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment. In recent years, the Company has made several acquisitions that have expanded the Company's products and services and has diversified its revenue - primarily from fee-based businesses. The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. These products and services help students and families plan and pay for their education and students plan their careers. The Company's products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

STUDENT LOAN AND GUARANTY SERVICING

The Student Loan and Guaranty Servicing segment provides for the servicing of the Company's student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies. The servicing and business process outsourcing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company's portfolio in addition to generating fee revenue when performed for third-party clients. The guaranty servicing, servicing support, and business process outsourcing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies. The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

        o       Origination and servicing of FFELP loans;
        o       Servicing of non-federally insured student loans; and
        o       Servicing and support outsourcing for guaranty agencies.

TUITION PAYMENT PROCESSING AND CAMPUS COMMERCE

The Tuition Payment Processing and Campus Commerce segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

ENROLLMENT SERVICES AND LIST MANAGEMENT

The Enrollment Services and List Management segment provides a wide range of direct marketing products and services to help schools and businesses reach the middle school, high school, college bound high school, college, and young adult market places. In addition, this segment offers products and services that are focused on helping (i) students plan and prepare for life after high school and
(ii) colleges recruit and retain students.

SOFTWARE AND TECHNICAL SERVICES

The Software and Technical Services segment provides information technology products and full-service technical consulting, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management (ECM) solutions.

ASSET GENERATION AND MANAGEMENT OPERATING SEGMENTS

The Asset Generation and Management segment includes the acquisition, management, and ownership of the Company's student loan assets. Revenues are primarily generated from the Company's earnings from the spread, referred to as the Company's student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, financing, servicing, and managing the student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment. This includes derivative activity and the related derivative market value and foreign currency adjustments. The Company is also able to leverage its capital market expertise by providing investment advisory services and other related services to third parties through a licensed broker dealer subsidiary. Revenues and expenses for those functions are also included in the Asset Generation and Management segment.

SEGMENT OPERATING RESULTS

The tables below reflect base net income for each of the Company's operating segments. Reconciliation of the segment totals to the Company's operating results in accordance with GAAP is also included in the tables below.


                                                              Three months ended March 31, 2008
                           ---------------------------------------------------------------------------------------------------------
                                                                 (dollars in thousands)
                                           Fee-Based
                           --------------------------------------------
                            Student    Tuition    Enrollment                                                      "Base net   GAAP
                             Loan      Payment    Services   Software             Asset    Corporate Eliminations  income"  Results
                              and     Processing    and         and      Total  Generation  Activity     and     Adjustments   of
                           Guaranty   and Campus   List      Technical    Fee-     and        and     Reclass-    to GAAP    Oper-
                           Servicing  Commerce    Management Services    based   Management Overhead  ifications  Results    ations
                          ---------------------------------------------------------------------------------------------------------

Total interest income      $  613        765          9          --      1,387   320,358     1,197      (94)   18,818     341,666
Interest expense               --         --          1          --          1   316,015     9,219      (94)       --     325,141
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------
 Net interest income (loss)   613        765          8          --      1,386     4,343    (8,022)      --    18,818      16,525

Less provision for
  loan losses                  --         --         --          --         --     5,000        --       --        --       5,000
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------
  Net interest
    income (loss)
    after provision
    for loan losses           613        765          8          --      1,386      (657)   (8,022)      --    18,818      11,525
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------

Other income (expense):
  Loan and guaranty
  servicing income         26,108         --         --          --     26,108         5        --       --        --      26,113
  Other fee-based income       --     13,822     27,222          --     41,044     4,869        --       --        --      45,913
  Software services income     --         --         37       6,715      6,752        --        --       --        --       6,752
  Other income                 32         25         --          --         57         7     1,365       --        --       1,429
  Loss on sale of loans
    and reduction in fair
    value related to
   loans held for sale         --         --         --          --         --   (47,493)       --       --        --     (47,493)
  Intersegment revenue     20,224        260         --       1,816     22,300        --    17,212  (39,512)       --          --
  Derivative market value,
     foreign currency,
     and put option
     adjustments               --         --         --          --         --       466        --       --   (57,827)    (57,361)
  Derivative
     settlements, net          --         --         --          --         --    43,527        --       --    (2,764)     40,763
                          --------  --------    --------    -------- ---------- --------- ------------------  ---------- ----------
     Total other
     income (expense)      46,364     14,107     27,259       8,531     96,261     1,381    18,577  (39,512)  (60,591)     16,116
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------

Operating expenses:
  Salaries and benefits    13,998      5,430      6,523       5,168     31,119     2,224    14,591    4,613     1,296      53,843
  Restructure expense -
    severance and contract
     termination costs        851         --        297         518      1,666     1,896     3,915   (7,477)       --          --
  Impairment expense        5,074         --         --          --      5,074     9,351     4,409       --        --      18,834
  Other expenses            8,487      2,060     18,163         619     29,329     5,344    13,865    1,062     6,560      56,160
  Intersegment expenses    13,278        296      1,847         394     15,815    20,602     1,293  (37,710)       --          --
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------
      Total
     operating expenses    41,688      7,786     26,830       6,699     83,003    39,417    38,073  (39,512)    7,856     128,837
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------

     Income (loss) before
     income taxes           5,289      7,086        437       1,832     14,644   (38,693)  (27,518)      --   (49,629)   (101,196)
Income tax expense
 (benefit) (a)              1,640      2,197        135         568      4,540   (11,995)   (8,531)      --   (15,385)    (31,371)
                          --------   --------   --------    -------- ---------- --------- --------- --------  ---------- ----------
     Net income (loss)    $ 3,649      4,889        302       1,264     10,104   (26,698)  (18,987)      --   (34,244)    (69,825)
                          ========   ========   ========    ======== ========== ========= ========= ========  ========== ==========


    (a) Beginning in 2008, the consolidated effective tax rate is used to calculate income taxes for each operating segment.


Three months ended March 31, 2008:
  After Tax
  Operating Margin -
     excluding
     restructure expense,
     impairment expense,
     and the loss
     on sale of loans and
     reduction in fair
     value related to loans
     held for sale           16.5%    32.9%     1.9%     19.0%      15.1%     28.7%

Three months ended
December 31, 2007:
     After Tax
     Operating Margin -
        excluding
        restructure expense  23.6%    25.0%    11.5%     15.8%      19.5%     36.5%

Three months ended
March 31, 2007:
     After Tax
     Operating Margin        17.2%    26.3%     4.4%     14.5%      14.7%     36.4%


                                                              Three months ended December 31, 2007
                           ---------------------------------------------------------------------------------------------------------
                                                                 (dollars in thousands)
                                           Fee-Based
                           --------------------------------------------
                            Student    Tuition    Enrollment                                                     "Base net   GAAP
                             Loan      Payment    Services   Software            Asset    Corporate Eliminations  income"  Results
                              and     Processing    and         and      Total Generation  Activity     and     Adjustments   of
                           Guaranty   and Campus   List      Technical    Fee-    and        and     Reclass-    to GAAP    Oper-
                           Servicing  Commerce    Management Services    based  Management Overhead  ifications  Results    ations
                          ---------------------------------------------------------------------------------------------------------
Total interest income      $     852      1,139        57          --    2,048    428,935    1,255         --      2,416   434,654
Interest expense                  --         --         2          --        2    381,091    9,306         --         --   390,399
                          ----------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ---------
  Net interest income            852      1,139        55          --    2,046     47,844   (8,051)        --      2,416    44,255

Less provision for
  loan losses                     --         --        --          --       --      4,550       --         --         --     4,550
                          ----------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ---------
   Net interest income
     after provision
     for loan losses             852      1,139        55          --    2,046     43,294   (8,051)        --      2,416    39,705
                          ----------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ---------

Other income:
  Loan and guaranty
    servicing income          32,947         --        --          --   32,947          6       --         --         --    32,953
  Other fee-based income          --     11,190    29,970          --   41,160      2,876      536         --         --    44,572
  Software services income        --         --       138       5,509    5,647         --       --         --         --     5,647
  Other income                   (11)        25        --          --       14        414    1,445         --         --     1,873
  Intersegment revenue        15,866        180        --       2,657   18,703         --    1,432    (20,135)        --        --
  Derivative market value,
     foreign currency,
     and put option
     adjustments                  --         --        --          --       --         --       --         --     14,940    14,940
  Derivative
    settlements, net              --         --        --          --       --     11,577       --         --         --    11,577
                          ----------- ---------- --------- ----------- -------- ---------- -------- ---------- ---------- ---------
      Total other income      48,802    11,395     30,108       8,166   98,471     14,873    3,413    (20,135)    14,940   111,562
                          ----------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ----------
Operating expenses:
  Salaries and benefits       18,474      5,114     6,994       5,090   35,672      2,501   15,170        623        655    54,621
  Restructure expense -
     severance and
     contract
     termination costs           609         --       192          --      801        485    3,989     (5,275)        --        --
  Other expenses              10,399      2,379    17,488         771   31,037      6,265   19,153      2,801      6,412    65,668
  Intersegment expenses        1,871        (20)       83         225    2,159     15,120    1,005    (18,284)        --        --
                          ---------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ----------
     Total operating
       expenses               31,353      7,473    24,757       6,086   69,669     24,371   39,317    (20,135)     7,067   120,289
                          ---------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ----------
     Income (loss) before
       income taxes           18,301      5,061     5,406       2,080   30,848     33,796  (43,955)        --     10,289    30,978
Income tax expense
  (benefit) (a)                6,954      1,923     2,054         790   11,721     12,842  (17,226)        --      4,473    11,810
                           ---------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ----------
     Net income
     (loss) from
     continuing operations    11,347      3,138     3,352       1,290   19,127     20,954  (26,729)        --      5,816    19,168
Income (loss) from
   discontinued
   operations, net of tax         --         --        --          --       --         --       --         --       (159)     (159)
                           ---------- ---------- --------- ----------- -------- ---------- -------- --------- ---------- ----------
      Net income (loss)    $  11,347      3,138     3,352       1,290   19,127     20,954  (26,729)        --      5,657    19,009
                           ========== ========== ========= =========== ======== ========== ======== ========= ========== ==========


         (a) Income taxes are based on 38% of net income before tax for the individual operating segment.


                                                            Three months ended March 31, 2007
                           --------------------------------------------------------------------------------------------------------
                                                                 (dollars in thousands)
                                           Fee-Based
                           --------------------------------------------
                            Student    Tuition    Enrollment                                                      "Base net   GAAP
                             Loan      Payment    Services   Software             Asset    Corporate Eliminations  income"  Results
                              and     Processing    and         and      Total  Generation  Activity     and     Adjustments   of
                           Guaranty   and Campus   List      Technical    Fee-     and        and     Reclass-    to GAAP    Oper-
                           Servicing  Commerce    Management Services    based   Management Overhead  ifications  Results    ations
                          ---------------------------------------------------------------------------------------------------------
Total interest income     $ 2,244     1,010          87        18      3,359     414,490      3,801     (3,171)        --   418,479
Interest expense               --         5           2        --          7     341,658     12,001     (3,171)        --   350,495
                           -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- -------
   Net interest
     income (loss)          2,244     1,005          85        18      3,352      72,832     (8,200)        --         --    67,984

Less provision for
  loan losses                  --        --          --        --         --       2,753         --         --         --     2,753
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------
   Net interest
     income (loss)
     after provision
     for loan losses        2,244     1,005          85        18      3,352      70,079     (8,200)        --         --    65,231
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------

 Other income (expense):
   Loan and guaranty
     servicing income      30,466        --          --        --     30,466          --         --         --         --    30,466
   Other fee-based income      --    11,771      24,947        --     36,718       3,311         --         --         --    40,029
   Software services income    --        --         130     5,618      5,748          --         --         --         --     5,748
   Other income                 6         3          --        --          9       4,829      2,041         --         --     6,879
   Intersegment revenue    16,464       152         750     3,832     21,198          --      2,016    (23,214)        --        --
   Derivative market value,
      foreign currency,
      and put option
      adjustments              --        --          --        --         --          --         --         --    (12,130)  (12,130)
   Derivative
     settlements, net          --        --          --        --         --        (424)     4,664         --         --     4,240
                          -------- ---------- ----------- -------- ----------- ----------- -------------------- ---------- ---------
     Total other
       income (expense)    46,936    11,926      25,827     9,450     94,139       7,716      8,721    (23,214)   (12,130)   75,232
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------
Operating expenses:
   Salaries and
    benefits               23,004     4,918       9,369     6,475     43,766       7,279     12,706     (2,524)       477    61,704
   Other expenses           9,250     2,160      14,559       784     26,753       8,265     17,869         --      6,638    59,525
   Intersegment
     expenses               3,318       374         156        --      3,848      16,636        206    (20,690)        --        --
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------
      Total operating
       expenses            35,572     7,452      24,084     7,259     74,367      32,180     30,781    (23,214)     7,115   121,229
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------

    Income (loss)
      before income taxes  13,608     5,479       1,828     2,209     23,124      45,615    (30,260)        --    (19,245)   19,234
Income tax expense
  (benefit) (a)             5,171     2,082         695       839      8,787      17,334    (12,326)        --     (6,531)    7,264
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------
    Net income
      (loss) from
      continuing
      operations            8,437     3,397       1,133     1,370     14,337      28,281    (17,934)        --    (12,714)   11,970
Income (loss) from
  discontinued
  operations, net of tax       --        --          --        --         --          --         --         --      2,810     2,810
                          -------- ---------- ----------- -------- ----------- ----------- -------- ----------- ---------- ---------
      Net income (loss)   $ 8,437     3,397       1,133     1,370     14,337      28,281    (17,934)        --     (9,904)   14,780
                          ======== ========== =========== ======== =========== =========== ======== =========== ========== =========

        (a) Income taxes are based on 38% of net income before tax for the individual operating segment.


Corporate Activity and Overhead in the previous tables primarily includes the following items:

        o       Income earned on certain investment activities;

        o       Interest expense incurred on unsecured debt transactions;

        o Other products and service offerings that are not considered operating segments; and

        o Corporate activities and overhead functions such as executive management, human resources, accounting and finance, legal, marketing, and corporate technology support.

The adjustments required to reconcile from the Company's base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company's operating results. See "Non-GAAP Performance Measures." The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and
Overhead:


                                                     Student    Tuition    Enrollment
                                                      Loan      Payment     Services    Software     Asset     Corporate
                                                       and     Processing     and         and      Generation  Activity
                                                    Guaranty   and Campus     List     Technical      and        and
                                                    Servicing   Commerce   Management   Services   Management  Overhead    Total
                                                   --------------------------------------------------------------------------------
                                                                            (dollars in thousands)

                                                                       Three months ended March 31, 2008
                                                   --------------------------------------------------------------------------------
Derivative market value, foreign currency, and
    put option adjustments                         $    --          --          --           --        57,400       427     57,827
Amortization of intangible assets                    1,256       2,051       2,822          286           145        --      6,560
Compensation related to business combinations           --          --          --           --            --     1,296      1,296
Variable-rate floor income,
  net of settlements on derivatives                     --          --          --           --       (16,054)       --    (16,054)
Income from discontinued operations, net of tax         --          --          --           --            --        --         --
Net tax effect (a)                                    (389)       (636)       (875)         (89)      (12,862)     (534)   (15,385)
                                                   ---------- ----------- ----------- ----------- ----------- ---------  ----------
Total adjustments to GAAP                          $   867       1,415       1,947          197        28,629     1,189     34,244
                                                   ========== =========== =========== =========== =========== =========  ==========

                                                                         Three months ended December 31, 2007
                                                    -------------------------------------------------------------------------------
Derivative market value, foreign currency, and
      put option adjustments                       $    --          --          --           --       (16,423)    1,483    (14,940)
Amortization of intangible assets                    1,350       1,443       2,895          287           437        --      6,412
Compensation related to business combinations           --          --          --           --            --       655        655
Variable-rate floor income,
   net of settlements on derivatives                    --          --          --           --        (2,416)       --     (2,416)
Loss from discontinued operations, net of tax          159          --          --           --            --        --        159
Net tax effect (a)                                    (513)       (548)     (1,100)        (109)        6,993      (250)     4,473
                                                   ---------- ----------- ----------- ----------- ----------- ---------  ----------
Total adjustments to GAAP                          $   996         895       1,795          178       (11,409)    1,888     (5,657)
                                                   ========== =========== =========== =========== =========== =========  ==========

                                                                         Three months ended March 31, 2007
                                                   --------------------------------------------------------------------------------

Derivative market value, foreign currency, and
      put option adjustments                       $    --          --          --           --         6,214     5,916     12,130
Amortization of intangible assets                    1,044       1,469       1,810          330         1,985        --      6,638
Compensation related to business combinations           --          --          --           --            --       477        477
Variable-rate floor income,
   net of settlements on derivatives                    --          --          --           --            --        --         --
Income from discontinued operations, net of tax     (2,810)         --          --           --            --        --     (2,810)
Net tax effect (a)                                    (397)       (558)       (688)        (125)       (3,116)   (1,647)    (6,531)
                                                   ---------- ----------- ----------- ----------- ----------- ---------  ----------
Total adjustments to GAAP                          $(2,163)        911       1,122          205         5,083     4,746      9,904
                                                   ========== =========== =========== =========== =========== =========  ==========

 (a) Beginning in 2008, tax effect is computed using the Company's consolidated effective tax rate for each applicable period. In prior periods, tax effect was computed at 38%. The change in the value of the put options for prior periods (included in Corporate Activity and Overhead) was not tax effected as this is not deductible for income tax purposes.

STUDENT LOANS RECEIVABLE

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company's loan portfolio:

                                         As of March 31, 2008      As of December 31, 2007      As of March 31, 2007
                                        ------------------------   -------------------------  -------------------------
                                           Dollars      Percent       Dollars      Percent       Dollars      Percent
                                        --------------  --------   --------------  ---------  --------------  ---------
                                                                    (dollars in thousands)
Federally insured: (a)
    Stafford
        Originated prior to 10/1/07      $  6,985,081     26.1 %   $  6,624,009       24.8 %  $  6,096,393       24.4 %
        Originated on or after 10/1/07        275,411      1.0          101,901        0.4              --        0.0
    PLUS/SLS
        Originated prior to 10/1/07           448,610      1.7          414,708        1.5         460,575        1.8
        Originated on or after 10/1/07         36,891      0.1           15,233        0.1              --        0.0
    Consolidation
        Originated prior to 10/1/07        18,000,685     67.3       18,646,993       69.8      17,835,192       71.3
        Originated on or after 10/1/07        317,368      1.2          251,554        0.9              --        0.0
Non-federally insured                         283,308      1.1          274,815        1.0         224,870        0.9
                                        -------------- --------   --------------  ---------  --------------  ---------
        Total                              26,347,354     98.5       26,329,213       98.5      24,617,030       98.4

Unamortized premiums and deferred
    origination costs                         443,779      1.7          452,501        1.7         422,239        1.7
Allowance for loan losses:
    Allowance - federally insured             (23,962)    (0.1)         (24,534)      (0.1)         (7,859)       0.0
    Allowance - non-federally insured         (22,175)    (0.1)         (21,058)      (0.1)        (18,365)      (0.1)
                                        -------------- --------   --------------  ---------  --------------  ---------
        Net                              $ 26,744,996    100.0 %   $ 26,736,122      100.0 %  $ 25,013,045      100.0 %
                                        ============== ========   ==============  =========  ==============  =========

        (a) The College Cost Reduction Act reduced the yield on the federally insured loans originated on or after October 1, 2007.

The following table sets forth the loans originated or acquired through each of the Company's channels:

                                                                   Three months ended
                                                     ---------------------------------------------
                                                       March 31,      December 31,    March 31,
                                                         2008            2007           2007
                                                     -------------- --------------  --------------
                                                              (dollars in thousands)
Beginning balance                                    $  26,329,213     26,179,970     23,414,468
Direct channel:
    Consolidation loan originations (a)                     65,745        280,963      1,064,238
    Less consolidation of existing portfolio               (27,459)      (152,509)      (473,795)
                                                     -------------- --------------  --------------
      Net consolidation loan originations                   38,286        128,454        590,443
    Stafford/PLUS loan originations                        421,101        162,949        354,827
Branding partner channel (b) (c)                           473,378         79,416        202,290
Forward flow channel (d)                                   318,844        158,803        375,941
Other channels                                              55,922         12,932        205,918
                                                     -------------- --------------  --------------
    Total channel acquisitions                           1,307,531        542,554      1,729,419

Repayments, claims, capitalized interest, and other       (299,800)      (208,178)      (235,807)
Consolidation loans lost to external parties              (129,418)      (173,505)      (239,404)
Loans sold                                                (860,172)       (11,628)       (51,646)
                                                     -------------- --------------  -------------
Ending balance                                       $  26,347,354     26,329,213     24,617,030
                                                     ============== ==============  ==============

        (a) With the changes in legislation and impact of capital markets, the Company suspended consolidation loan originations in January 2008.

        (b) Included in the branding partner channel are private loan originations of $12.4 million, $26.3 million, and $44.3 million for the three months ended March 31, 2008, December 31, 2007, and March 31, 2007, respectively. As a result of the impact of the capital market disruptions, the Company suspended private loan originations during the first quarter of 2008.

        (c) During the three months ended March 31, 2008, the Company accelerated the purchase of loans from a branding partner lender of approximately $405.8 million.

        (d) During the three months ended March 31, 2008, the Company accelerated the purchase of loans from certain forward flow lenders of approximately $105.4 million.

STUDENT LOAN SPREAD

The following table analyzes the student loan spread on the Company's portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

                                                Three months ended
                                  ----------------------------------------------
                                     March 31,     December 31,      March 31,
                                       2008            2007             2007
                                  ---------------  --------------   ------------
Student loan yield                          6.05 %          7.42 %        7.90 %
Consolidation rebate fees                  (0.74)          (0.76)        (0.79)
Premium and deferred origination
  costs amortization                       (0.38)          (0.36)        (0.36)
                                  ---------------  --------------   ------------
Student loan net yield                      4.93            6.30          6.75
Student loan cost of funds                 (3.96)          (5.33)        (5.46)
                                  ---------------  --------------   ------------
Student loan spread                         0.97            0.97          1.29
Variable-rate floor income,
 net of settlements on
 derivatives (a)                           (0.24)          (0.04)           --
                                  ---------------  --------------   ------------

Core student loan spread                    0.73 %          0.93 %        1.29 %
                                  ===============  ==============   ============

Average balance of student loans    $ 26,859,328      26,173,480    23,844,815
Average balance of debt outstanding   27,828,890      27,507,440    25,378,267

        (a) Variable-rate floor income is calculated by the Company on a statutory basis. As a result of the disruptions in the debt and secondary capital markets which began in August 2007, the full benefit of variable-rate floor income has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company's actual cost of funds. The Company entered into interest rate swaps with effective dates beginning in January 2008 to hedge a portion of the variable-rate floor income. Settlements on these derivatives are presented as part of the Company's statutory calculation of variable-rate floor income.